     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998


                                                      REGISTRATION NO. 333-44653
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             A.I. RECEIVABLES CORP.
                   (DEPOSITOR TO THE TRUST DESCRIBED HEREIN)
               (EXACT NAME AS SPECIFIED IN REGISTRANT'S CHARTER)

                     AIC PREMIUM FINANCE LOAN MASTER TRUST
                   (ISSUER WITH RESPECT TO THE CERTIFICATES)

                DELAWARE                                    9999                                   13-3997594
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                             A.I. RECEIVABLES CORP.
                                160 WATER STREET
                            NEW YORK, NEW YORK 10038
                                 (212) 428-5500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                MICHAEL D. VOGEN
                                   TREASURER
                             A.I. RECEIVABLES CORP.
                                160 WATER STREET
                            NEW YORK, NEW YORK 10038
                                 (212) 428-5500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                        SYLVIE DURHAM                                              ANDREA G. PODOLSKY, ESQ.
                  WEIL, GOTSHAL & MANGES LLP                                  CLEARY, GOTTLIEB, STEEN & HAMILTON
                       767 FIFTH AVENUE                                               ONE LIBERTY PLAZA
                   NEW YORK, NEW YORK 10153                                        NEW YORK, NEW YORK 10006
                        (212) 310-8000                                                  (212) 225-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this registration statement becomes effective.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED             PROPOSED
          TITLE OF SECURITIES              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE         AMOUNT OF
           BEING REGISTERED                 REGISTERED      PRICE PER UNIT*     OFFERING PRICE*       REGISTRATION FEE
Series 1998-1 Floating Rate Class A
Asset Backed Certificates..............     $200,000,000         100%                $200,000,000             $59,000.00
Series 1998-1 Floating Rate Class B
Asset Backed Certificates..............       $6,300,000         100%                  $6,300,000              $1,858.50


* Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

       The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

       Registration....................................... $    60,859
       Printing and Engraving.............................      50,000
       Trustee's Fees.....................................       2,000
       Legal Fees and Expenses............................     250,000
       Accountants' Fees and Expenses.....................      25,000
       Rating Agency Fees.................................     102,000
       Miscellaneous......................................       5,000

       Total.............................................. $   494,859

Item 14.       Indemnification of Directors and Officers

       The indemnification provisions contained in Article NINTH of the Certificate of Incorporation of A.I. Receivables Corp. provide:

               The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto.

       Section 145 of the General Corporation Law of Delaware provides as follows:

               (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

               (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
       (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

               (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
       (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

               (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

               (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

               The indemnification provisions contained in Article V of the By-Laws of A.I. Receivables Corp. provide:

               The Corporation, to the full extent permitted, and in the manner required by the laws of the State of Delaware as in effect at the time of the adoption of this Article V or as the same may be amended from time to time, shall (i) indemnify any person (and the heirs and legal representatives of such person) who is made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether in nature civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or of any constituent Corporation absorbed into the Corporation by consolidation or merger or served or served with another Corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation or of any such constituent Corporation and (ii) provide to any such person (and the heirs and legal representatives of such person) advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person (and the heirs and legal representatives of such person) to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by the Corporation.

       The Underwriting Agreement will also provide for indemnification in certain instances by A.I. Receivables Corp. of the Underwriters, their officers and controlled persons.

Item 15.       Recent Sales of Unregistered Securities

       None.

Item 16.       Exhibits and Financial Statement Schedules

       (a) Exhibits

  1.1  -    Form of Underwriting Agreement with respect to the Series 1998-1
            Class A Certificates and the Series 1998-1 Class B Certificates. *
  3.1  -    Articles of Incorporation of A.I. Receivables Corp. *
  3.2  -    By-Laws of A.I. Receivables Corp. *
  4.1  -    Form of Master Amended & Restated Pooling and Servicing Agreement
            between A.I. Receivables Corp., A.I. Credit Corp., AICCO, Inc. and
            the Trustee. *
  4.2  -    Form of Series Supplement (including forms of Series 1998-1 Class
            A and Series 1998-1 Class B Certificates). *
  5.1  -    Opinion of Weil, Gotshal & Manges LLP with respect to legality. *
  8.1  -    Opinion of Weil, Gotshal & Manges LLP with respect to tax matters. *
 10.1  -    Form of Receivables Sale Agreement among A.I. Receivables Corp.,
            A.I. Credit Corp. and AICCO, Inc. *
 10.2  -    Form of Support Agreement between A.I. Receivables Corp. and
            American International Group, Inc. *
 23.1  -    Consent of Weil, Gotshal & Manges LLP (included in its opinions filed as Exhibits 5.1 and 8.1). *
----
*      Previously filed.


       (b)  Financial Statement Schedules

       All financial statements, schedules and historical financial information have been omitted as they are not applicable.

Item 17.       Undertakings


       A.I. Receivables Corp. hereby undertakes as follows:

       (a) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of A.I. Receivables Corp. pursuant to the provisions described under
Item 14 above, or otherwise, A.I. Receivables Corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by A.I. Receivables Corp. of expenses incurred or paid by a director, officer or controlling person of A.I. Receivables Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, A.I. Receivables Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by A.I. Receivables Corp. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (d) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;




                      (ii) to reflect in the Prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high and of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                      (iii) to include any material information with respect
               to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment #3 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of April, 1998.

                            A.I. RECEIVABLES CORP.

                   By:       /s/ Gerald V. Vitkauskas
                      --------------------------------------
                        Gerald V. Vitkauskas
                        President

                   AIC PREMIUM FINANCE LOAN MASTER TRUST

                   By:    A.I. RECEIVABLES CORP.

                          By:       /s/ Gerald V. Vitkauskas
                             --------------------------------------
                               Gerald V. Vitkauskas
                               President


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                       TITLE                                    DATE
/s/ Gerald V. Vitkauskas                          President and Director                      April 7, 1998
------------------------
Gerald V. Vitkauskas                              of A.I. Receivables Corp.
                                                  (Principal executive officer)


/s/ Michael D. Vogen                              Treasurer and Director                      April 7, 1998
--------------------
Michael D. Vogen                                  of A.I. Receivables Corp.
                                                  (Principal financial officer and
                                                  accounting officer)